EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Candela Corporation
Wayland, Massachusetts

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated September 30, 2005, relating to the consolidated financial statements, the effectiveness of Candela Corporation’s internal control over financial reporting, and schedule of Candela Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended July 2, 2005. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of July 2, 2005.

/s/ BDO Seidman, LLP
Boston, Massachusetts

June 12, 2006